Exhibit 99.1
ISBA Announces Second Quarter 2015 Dividend
Mt. Pleasant, Michigan, May 29, 2015 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a second quarter cash dividend of $0.23 per share – a 4.55% increase from the second quarter 2014 – at its regular meeting held on May 27, 2015. The dividend will be payable on June 30, 2015 to shareholders of record as of June 25, 2015. The closing stock price for ISBA on May 27, 2015 was $22.85.
“Our strong capital position and earnings performance have enabled us to deliver 33 consecutive years of dividend growth to our shareholders,” commented Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation.  “We continue to make strategic investments, such as the recent announcement of our plans to acquire the Midland office of Independent Bank, in order to build on our commitment to delivering long-term value to our customers, shareholders, and communities.”

Based in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 27 banking offices in 7 counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.